TWENTIETH CENTURY WORLD INVESTORS, INC.

                             ARTICLES SUPPLEMENTARY

         TWENTIETH CENTURY WORLD INVESTORS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

         New Name                                           Prior Name
         --------                                           ----------
Twentieth Century International Equity             International Equity
Twentieth Century International Discovery Fund     International Emerging Growth


         SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly established a new series of shares titled Twentieth Century Emerging Markets Fund (hereinafter referred to as a "Series") for the Corporation's stock and has allocated One Hundred Million (100,000,000) shares of the One Billion One Hundred Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($.01) per share, for an aggregate par value of One Million Dollars ($1,000,000) to the new Series. As a result of the action taken by the Board of Directors referenced in Article FIRST and SECOND of these Articles Supplementary, the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

Series                                   Number of Shares    Aggregate Par Value
------                                   ----------------    -------------------
Twentieth Century International Equity     800,000,000           $ 8,000,000
Twentieth Century International            200,000,000             2,000,000
    Discovery Fund
Twentieth Century Emerging Markets Fund    100,000,000             1,000,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         THIRD: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established four (4) classes of shares (each hereinafter referred to as a "Class") for each of the three Series of the capital stock of the Corporation and (b) has reallocated the shares designated to each Series in Article SECOND above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                               Number of Shares          Number of Shares            Aggregate
Series Name                    Class Name     Before Reallocation         as Reallocated             Par Value
-----------                    ----------     -------------------         --------------             ---------
Twentieth Century               N/A                   800,000,000                      0
    International Equity        Investor                        0            400,000,000        $4,000,000,000
                                Institutional                   0             60,000,000               600,000
                                Service                         0            170,000,000             1,700,000
                                Advisor                         0            170,000,000             1,700,000

Twentieth Century               N/A                   200,000,000                      0
    International               Investor                        0            100,000,000               160,000
    Discovery Fund              Institutional                   0             16,000,000               160,000
                                Service                         0             42,000,000               420,000
                                Advisor                         0             42,000,000               420,000

Twentieth Century               N/A                   100,000,000                      0
    Emerging Markets            Investor                        0             50,000,000               500,000
    Fund                        Institutional                   0              8,000,000               800,000
                                Service                         0             21,000,000               210,000
                                Advisor                         0             21,000,000               210,000

         FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue by any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FIFTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         SIXTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         SEVENTH: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article FIRST, allocating shares to the Series, as set forth in Article SECOND, and dividing the Series of capital stock of the Corporation into Classes and reallocating shares to each Class, as set forth in Article THIRD.

         IN WITNESS WHEREOF, TWENTIETH CENTURY WORLD INVESTORS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 9th day of September, 1996.


                                                     TWENTIETH CENTURY WORLD
ATTEST:                                              INVESTORS, INC.


/s/ William M. Lyons                                 By: /s/ Patrick A. Looby
Name:  William M. Lyons                              Name:  Patrick A. Looby
Title:    Secretary                                  Title:    Vice President



         THE UNDERSIGNED Vice President of TWENTIETH CENTURY WORLD INVESTORS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.


Dated:  September 9, 1996                   /s/ Patrick A. Looby
                                            --------------------
                                            Patrick A. Looby, Vice President